Exhibit 10.1

AGREEMENT

BY AND AMONG

NEW YORK REIT, INC.,

NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P.,

AND

WINTHROP REIT ADVISORS LLC

Dated as of December 19, 2016

i

23.	MODIFICATION	22

24.	SEVERABILITY	22

25.	GOVERNING LAW	22

26.	ENTIRE AGREEMENT	22

27.	NO WAIVER	22

28.	PRONOUNS AND PLURALS	22

29.	HEADINGS	22

30.	EXECUTION IN COUNTERPARTS	22

ii

AGREEMENT

THIS AGREEMENT, dated as of December 19, 2016 (this “Agreement”), by and among New York REIT, Inc., a Maryland corporation (together with its subsidiaries, the “Company”), New York Recovery Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and Winthrop REIT Advisors LLC, a Delaware limited liability company (“Service Provider”);

WITNESSETH:

WHEREAS, the Company, the Operating Partnership, and New York Recovery Advisors, LLC, a Delaware limited liability company (“ARG”), are party to that certain Seventh Amended and Restated Advisory Agreement, dated as of June 25, 2015 (as amended, the “ARG Agreement”), pursuant to which ARG serves as advisor to the Company and the Operating Partnership and performs the services set forth therein;

WHEREAS, the simultaneously with the execution hereof, the ARG Agreement is being amended (the ARG Agreement as so amended the “Prior Agreement”) to provide, among other things, (i) that, upon three (3) business days’ written notice from the Independent Directors to ARG following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 with the Securities and Exchange Commission, ARG shall no longer serve as the advisor to the Company and the Operating Partnership and the sole service to be provided by ARG shall be to cooperate with the Company and Board in making an orderly transition of the advisory function in accordance with the Prior Agreement, (ii) that the scope of services of ARG shall exclude those services for which Service Provider is being retained hereunder including, without limitation, the POL Matters and (iii) an acknowledgement by ARG that ARG shall work in good faith and cooperate with the reasonable requests of the Board, the Company and the Operating Partnership to enable an orderly transition of advisory services from ARG to Service Provider;

WHEREAS, the Company and the Operating Partnership, acting on the determination of the Independent Directors, wish to appoint Service Provider to serve as (i) their exclusive advisor with respect to the POL Matters and consultant on other matters during the period from January 3, 2017 through the Transition Date (such period, the “Interim Period”) and (ii) their advisor from and after the Transition Date, in each case, to perform the services set forth herein on the terms and subject to the conditions set forth herein subject to the supervision of the Board;

WHEREAS, Service Provider wishes to accept such appointment subject to the terms and conditions set forth herein; and

WHEREAS, at a duly convened meeting of Stockholders to be held on or about January __, 2017, the Stockholders will vote on whether to approve a plan of liquidation and dissolution of the Company and the Operating Partnership (“Proposed Plan of Liquidation”) previously submitted to the Stockholders by the Board for approval and adoption;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           DEFINITIONS. As used in this Agreement, the following terms have the definitions set forth below; provided, however, that in no event is this Agreement intended to modify any substantive provision of the Articles of Incorporation. Except as provided in Section 10(e), in the event of a conflict between the terms of this Agreement and the terms of the Articles of Incorporation, the terms of the Articles of Incorporation shall control.

“Acquisition Expenses” means any and all reasonable and documented out-of-pocket expenses incurred by the Company, the Operating Partnership, Service Provider, or any of their respective Affiliates in connection with the selection, acquisition or development of any Asset, whether or not acquired, including legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, and title insurance premiums.

“Affiliate” or “Affiliated” means with respect to any Person, (i) any other Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such Person; (ii) any other Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such Person; (iii) any other Person directly or indirectly controlling, controlled by or under common control with such Person; (iv) any executive officer, director, manager, trustee or general partner of such Person or its Affiliates; and (v) any legal entity for which such Person acts as an executive officer, director, manager, trustee or general partner. For purposes of this definition, the terms “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership or voting rights, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement, and such term shall include any amendment or supplement hereto from time to time.

“ARG” has the meaning set forth in the recitals to this Agreement.

“ARG Agreement” has the meaning set forth in the recitals to this Agreement.

“Articles of Incorporation” means the charter of the Company, as the same may be amended from time to time.

“Asset” means any Property, Mortgage or other investment (other than investments in bank accounts, money market funds or other current assets) owned by the Company, directly or indirectly through one or more of its Affiliates, and any other investment made by the Company, directly or indirectly through one or more of its Affiliates.

“Asset Management Fee” means the fee payable to Service Provider and its Affiliates pursuant to Section 10(a).

“Automatic Renewal Term” has the meaning set forth in Section 15.

“Board” means the Board of Directors of the Company.

“Bylaws” has the meaning set forth in the Articles of Incorporation.

“Cause” means (i) fraud, criminal conduct, willful misconduct or illegal or negligent breach of fiduciary duty by Service Provider, or (ii) if any of the following events occurs: (A) Service Provider shall breach any material provision of this Agreement, and after written Notice of such breach, shall not cure such default within thirty (30) days; (B) Service Provider shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator, or trustee of Service Provider, for all or substantially all its property by reason of the foregoing, or if a court of competent jurisdiction approves any petition filed against Service Provider for reorganization, and such adjudication or order shall remain in force or unstayed for a period of thirty (30) days; or (C) Service Provider shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for relief of debtors, or shall consent to the appointment of a receiver for itself or for all or substantially all its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts, generally, as they become due.

“Change of Control” means a change of control of the Company, other than as a result of transactions contemplated by a Plan of Liquidation, of a nature that would be required to be reported in response to the disclosure requirements of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirements; provided, however, that, without limitation, a Change of Control shall be deemed to have occurred if any “person” (within the meaning of Section 13(d) of the Exchange Act, as enacted and in force on the date hereof) is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3, as enacted and in force on the date hereof, under the Exchange Act) of securities of the Company representing a majority of the combined voting power of the Company’s securities then outstanding.

“Commencement Date” means January 3, 2017.

“Common Stock” means the shares of the Company’s common stock, par value $0.01 per share.

“Company” has the meaning set forth in the preamble to this Agreement.

“Cost of Assets” means, with respect to all Assets in the aggregate, the purchase price, including Acquisition Expenses, capital expenditures and other customarily capitalized costs.

“Director” means a director of the Company.

“Distributions” means any distributions of money or other property by the Company to Stockholders, including distributions that may constitute a return of capital for U.S. federal income tax purposes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto. Reference to any provision of the Exchange Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Hurdle Amount” has the meaning set forth in Section 10(b).

“Incentive Fee” means the fee payable to Service Provider and its Affiliates pursuant to Section 10(b).

“Indemnitee” has the meaning set forth in Section 20.

“Independent Director” means a Director who qualifies as “independent” under Rules 303A.01 and 303A.02 of the New York Stock Exchange Listed Company Manual.

“Initial Term” has the meaning set forth in Section 15.

“Interim Period” has the meaning set forth in the recitals to this Agreement.

“Joint Ventures” means the joint venture or partnership or other similar arrangements (other than between the Company and the Operating Partnership) in which the Company or the Operating Partnership or any of their subsidiaries is a co-venturer, limited liability company member, limited partner or general partner, which are established to acquire or hold Assets.

“Mortgages” means, in connection with mortgage financing provided by the Company, all of the notes, deeds of trust, security interests or other evidences of indebtedness or obligations, which are secured or collateralized by Real Property owned by the borrowers under such notes, deeds of trust, security interests or other evidences of indebtedness or obligations.

“Net Assets” means the total Assets (other than intangibles) at cost, before deducting depreciation, reserves for bad debts or other non-cash reserves, less total liabilities, calculated at least quarterly by the Company on a basis consistently applied.

“Notice” has the meaning set forth in Section 22.

“Operating Partnership” has the meaning set forth in the preamble to this Agreement.

“Operating Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated as of November 12, 2012, among the Company, New York Recovery Special Limited Partnership, LLC and ARG, as the same may be amended from time to time.

“Person” has the meaning set forth in the Articles of Incorporation.

“Plan of Liquidation” means the Proposed Plan of Liquidation or an alternate plan of liquidation and dissolution of the Company approved by the Board (including a majority of the Independent Directors) and the Stockholders.

“POL Matters” means the implementation and oversight of, and the taking of all actions in connection with, the Plan of Liquidation and all matters primarily related thereto including, without limitation, (i) all actions relating to the Plan of Liquidation set forth in the Company’s proxy statement delivered to the Stockholders with respect to the meeting of Stockholders at which the Plan of Liquidation was approved and (ii) maintaining the Company’s books and records and preparing the Company’s financial statements under Generally Accepted Accounting Principles liquidation basis accounting for the period beginning with shareholder approval of the Plan of Liquidation. For the avoidance of doubt, matters relating to either the Company’s interest in Worldwide Plaza or financing activities shall be the responsibility of, and subject to the direction of, the Board and shall not be deemed POL Matters (it being understood that ARG shall have responsibility for completing the financing with Credit Suisse).

“Prior Agreement” has the meaning set forth in the recitals to this Agreement.

“Property” or “Properties” means, as the context requires, any, or all, respectively, of the Real Property acquired by the Company, directly or indirectly through one or more of its Affiliates or through joint venture arrangements or other partnership or investment interests.

“Proposed Plan of Liquidation” has the meaning set forth in the recitals to this Agreement.

“Real Property” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“REIT” has the meaning set forth in the Articles of Incorporation.

“Sale” or “Sales” means (i) any transaction or series of transactions whereby: (A) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of a building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Operating Partnership in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture in which the Company or the Operating Partnership is a co-venturer or partner directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (D) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Mortgage or portion thereof, including any payments thereunder or in satisfaction thereof (other than regularly scheduled interest and principal payments) or any amounts owed pursuant to such Mortgage, and including any event with respect to any Mortgage which gives rise to a significant amount of insurance proceeds or similar awards; or (E) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other Asset not previously described in this definition or any portion thereof, but (ii) not including any transaction or series of transactions specified in clause (i) (A) through (E) above in which the proceeds of such transaction or series of transactions are reinvested by the Company in one or more Assets within one hundred eighty (180) days thereafter.

“SEC” means the United States Securities and Exchange Commission.

“Securities” has the meaning set forth in the Articles of Incorporation.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor statute thereto. Reference to any provision of the Securities Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Service Provider” has the meaning set forth in the preamble to this Agreement.

“Services” means the services described in Section 3(b), Section 3(c) and Section 3(d).

“Shares” has the meaning set forth in the Articles of Incorporation.

“Stockholders” has the meaning set forth in the Articles of Incorporation.

“Termination Date” means the date of termination of this Agreement.

“Transition Date” means the earlier of (i) the third business day after written notice from the Independent Directors to ARG following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 with the Securities and Exchange Commission and (ii) April 1, 2017.

“Treasury Rate” means the yield to maturity as of the applicable date of United States Treasury securities with a constant maturity of two years (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) business days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)).

2.           APPOINTMENT. The Company and the Operating Partnership hereby appoint Service Provider to (i) serve during the Interim Period as their exclusive advisor with respect to the POL Matters and provide those services set forth in Section 3(a) hereof, and (ii) serve as their advisor from and after the Transition Date, to perform the Services set forth herein in each case on the terms and subject to the conditions set forth in this Agreement and subject to the supervision of the Board, and Service Provider hereby accepts such appointment.

3.           DUTIES OF SERVICE PROVIDER.

(a)          During the Interim Period, Service Provider shall use its reasonable best efforts to (i) cooperate with ARG, the Company and the Operating Partnership with respect to implementing the transition services contemplated by Section 13, (ii) assume exclusive responsibility for the POL Matters, (iii) provide advice with respect to an investment program consistent with the investment objectives and policies of the Company, if a Plan of Liquidation has not been approved and adopted, in each case subject to the supervision of the Board, consistent with the provisions of the Articles of Incorporation, the Bylaws, the Operating Partnership Agreement and consistent and subject to ARG’s role as advisor to the Company and the Operating Partnership during such period and (iv) make recommendations to the Board with respect to any leases, or renewals thereof, for space at any of the properties owned by the Company, which recommendations shall not be binding on the Board. For the avoidance of doubt, prior to the Transition Date, Service Provider shall not be responsible for (A) maintaining the Company’s accounting, tax, regulatory and other records with respect to periods prior to January 1, 2017, (B) filing, certifying or assisting the Company in filing any reports required to be filed by it with the SEC, the Internal Revenue Service and other regulatory agencies or any applicable stock exchange (provided that the Service Provider shall provide any required subcertifications as to events occuring solely after January 1, 2017 for which Service Provider provided services hereunder and are required to be disclosed in any such report) or (C) providing any management representation letters in connection with the filings referenced in the forgoing clause (B) or any Plan of Liquidation adopted prior to the Transition Date.

(b)          Commencing on the Transition Date, Service Provider shall use its reasonable best efforts to continue to provide the services set forth in clauses (ii)-(iv) in Section 3(a), subject to the supervision of the Board and, consistent with the provisions of the Articles of Incorporation, the Bylaws, the Operating Partnership Agreement and the Plan of Liquidation, Service Provider shall as expeditiously as possible:

(i)  execute the Plan of Liquidation, and sell or otherwise dispose of all of the Company’s assets, as expeditiously as practicable, but in an orderly, businesslike and good faith manner;

(ii)  cause the Company and the Operating Partnership to pay or provide for the liabilities and expenses of the Company and the Operating Partnership solely out of the assets of the Company and the Operating Partnership, which may include establishing a reserve fund to provide for payment of contingent or unknown liabilities;

(iii)  subject to approval of the Board, facilitate the distribution of the excess cash of the Company and the Operating Partnership and the remaining proceeds of the liquidation to the Stockholders after the payment of or provision for the liabilities and expenses of the Company, the Operating Partnership and their respective subsidiaries;

(iv)  as set forth in the Plan of Liquidation, or if the Board otherwise determines that it is advisable to do so, transfer and assign the Company’s remaining assets and liabilities to a liquidating trust; and

(v)  wind up the operations of and dissolve the Company, the Operating Partnership and their respective subsidiaries.

(c)          If, as of the Transition Date, a Plan of Liquidation has not been approved and adopted, then, until a Plan of Liquidation is approved and adopted, Service Provider shall, commencing on the Transition Date, use its reasonable best efforts to present to the Company and the Operating Partnership potential investment opportunities and to provide a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board.

(d)          In performance of the undertakings set forth in Section 3(b) and Section 3(c), subject to Section 4 and the supervision of the Board and, consistent with the provisions of the Articles of Incorporation, the Bylaws and the Operating Partnership Agreement and, if applicable, a Plan of Liquidation, Service Provider shall also, from and after the Transition Date:

(i)  serve as the Company’s and the Operating Partnership’s investment and financial advisor;

(ii)  provide the daily management for the Company and the Operating Partnership and perform and supervise the various administrative functions necessary for the day-to-day management of the operations of the Company and the Operating Partnership;

(iii)  investigate, select and, on behalf of the Company and the Operating Partnership, engage and conduct business with and supervise the performance of such Persons as Service Provider deems necessary to the proper performance of its obligations hereunder (including consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, real estate management companies, real estate operating companies, securities investment advisors, mortgagors, the registrar and the transfer agent and any and all agents for any of the foregoing), including Affiliates of Service Provider and Persons acting in any other capacity deemed by Service Provider necessary or desirable for the performance of any of the foregoing services (including entering into contracts in the name of the Company and the Operating Partnership with any of the foregoing), in each case on competitive terms that, in the reasonable judgment of Service Provider, are fair and reasonable to the Company;

(iv)  consult with the officers and Directors of the Company and assist the Directors in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments and dispositions consistent with the objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company or the Operating Partnership;

(v)  (A) participate in formulating an investment and disposition strategy and asset allocation framework; (B) locate, analyze and select potential disposition and, if applicable, investment opportunities; (C) structure and negotiate the terms and conditions of transactions pursuant to which dispositions and, if applicable, acquisitions of investments shall be made; (D) research, identify, review and recommend dispositions and, if applicable, acquisitions of investments to the Board and make investments and dispositions on behalf of the Company and the Operating Partnership in compliance with the objectives and policies of the Company; (E) review and analyze each Property’s operating and capital budget, (F) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest or distribute the proceeds from the sale of, or otherwise deal with, investments and dispositions; (G) negotiate and execute and deliver on behalf of the Company and the Operating Partnership, and any subsidiary thereof, all leases and service contracts for Properties and, to the extent necessary, perform, or cause a third party to perform, all other operational functions for the maintenance and administration of such Properties; (H) actively oversee and manage investments for purposes of meeting the Company’s investment and disposition objectives, including the investment and disposition objectives of a Plan of Liquidation, and review and analyze financial information for each of the investments and the overall portfolio; (I) if applicable, select Joint Venture partners, structure corresponding agreements and oversee and monitor these relationships; (J) oversee, supervise and evaluate Affiliated and non-Affiliated property managers who perform services for the Company or the Operating Partnership; (K) oversee, supervise and evaluate the Affiliated and non-Affiliated Persons with whom Service Provider contracts to perform certain of the services required to be performed under this Agreement; (L) manage accounting and other record-keeping functions for the Company and the Operating Partnership, including reviewing and analyzing the capital and operating budgets for the Properties and generating an annual budget for the Company; (M) recommend various liquidity events to the Board when appropriate; and (N) source and structure Mortgages, in each case subject to approval of the Board;

(vi)  upon request, provide the Board with periodic reports regarding prospective dispositions and, if applicable, investments;

(vii)  make investments in, and dispositions of, investments subject to the approval of, and within the discretionary limits and authority as granted by, the Board;

(viii)  negotiate on behalf of the Company and the Operating Partnership with banks or other lenders for loans to be made to the Company, the Operating Partnership or any of their subsidiaries, and negotiate with investment banking firms and broker-dealers on behalf of the Company, the Operating Partnership or any of their subsidiaries, or obtain loans for the Company, the Operating Partnership or any of their subsidiaries, but in no event in such a manner that Service Provider shall be acting as broker-dealer or underwriter;

(ix)  obtain reports (which may, but are not required to, be prepared by Service Provider or its Affiliates), where appropriate, concerning the value of investments or contemplated investments of the Company and the Operating Partnership;

(x)  from time to time, or at any time reasonably requested by the Board, make reports to the Board of its performance of services to the Company and the Operating Partnership under this Agreement, including reports with respect to potential conflicts of interest involving Service Provider or any of its Affiliates and cooperate in good faith to eliminate or minimize any such conflicts;

(xi)  as requested by the Board, provide the Company and the Operating Partnership with all necessary cash management services;

(xii)  deliver to, or maintain on behalf of, the Company copies of all appraisals obtained in connection with the investments in any Properties as may be required to be obtained by the Board;

(xiii)  notify the Board of all proposed material transactions as far in advance as practicable before they are completed;

(xiv)  perform investor relations and Stockholder communications functions for the Company and assist with logistics related to meeting of the Board;

(xv)  as requested by the Board, maintain the Company’s accounting, tax, regulatory and other records and assist the Company in filing all reports required to be filed by it with the SEC, the Internal Revenue Service and other regulatory agencies and any applicable stock exchange;

(xvi)  render such other services as may be reasonably determined by the Board consistent with the terms and conditions herein;

(xvii)  when requested by the Board, calculate the Company’s Net Asset value and obtain valuations in connection therewith; and

(xviii)  do all things reasonably necessary to assure its ability to render the services described in this Agreement and devote sufficient resources and personnel to the Company’s business to discharge Service Provider’s obligations hereunder, including the services of a Chief Executive Officer and Chief Financial Officer.

Notwithstanding the foregoing or anything else that may be to the contrary in this Agreement, Service Provider may delegate any of the foregoing duties to any Person so long as Service Provider or its Affiliate remains responsible for the performance of the duties set forth in this Section 3.

(e)          On the Transition Date, the Company shall appoint Wendy Silverstein as the chief executive officer of the Company and John Garilli as the chief financial officer of the Company. From and after such time, Service Provider shall (i) notify the Board, as far in advance as practicable, of any planned change in the chief executive officer, chief financial officer or other senior executive officer of the Company and (ii) promptly upon request provide the Board or the Independent Directors, as applicable, with a list of the personnel of Service Provider, its Affiliates and any third parties to which Service Provider delegates any of its responsibilities hereunder who are performing services for or on behalf of the Company, the Operating Partnership or their respective subsidiaries. Service Provider shall provide the Board, as reasonably requested, with access to the senior executives and other personnel performing services for or on behalf of the Company, the Operating Partnership or their respective subsidiaries, and shall provide the Board upon request with information about the compensation and employment arrangements of such executives and other personnel relating to their services for or on behalf of the Company, the Operating Partnership or their respective subsidiaries as well as information about their other duties for Service Provider and its Affiliates to the extent they are not engaged full time for or on behalf of the Company, the Operating Partnership or their respective subsidiaries. Notwithstanding the foregoing (A) the appointment of a new chief executive officer or chief financial officer of the Company shall require the consent of a majority of the Independent Directors and (B) a majority of the Independent Directors may remove any chief executive officer, chief financial officer or other senior executive officer of the Company with or without cause, except as otherwise provided in any services or employment agreement approved by the Board between such officer and the Company or any of its subsidiaries. The Company shall cause all officers of the Company to be covered by any directors and officers insurance policies in place with respect to its senior executives or the Board.

4.           AUTHORITY OF SERVICE PROVIDER.

(a)          Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 9), and subject to the continuing and exclusive authority of the Board over the supervision of the Company, the Company, acting on the authority of the Board, hereby delegates to Service Provider the authority to perform the services described in Section 3.

(b)          Notwithstanding anything herein to the contrary, any investment and any acquisition, Sale or disposition of a Property or Asset shall require the prior approval of the Board, any particular Directors specified by the Board or any committee of the Board specified by the Board, as the case may be.

(c)          If a transaction requires approval by the Independent Directors, Service Provider shall deliver to the Independent Directors all documents and other information reasonably required by them to evaluate properly the proposed transaction.

(d)          The Board may, at any time upon the giving of Notice to Service Provider, modify or revoke the authority set forth in this Section 4; provided, however, that such modification or revocation shall be effective upon receipt by Service Provider and shall not be applicable to investment or disposition transactions to which Service Provider has committed the Company or the Operating Partnership prior to the date of receipt by Service Provider of such Notice.

5.           FIDUCIARY RELATIONSHIP. Service Provider, as a result of its relationship with the Company and the Operating Partnership pursuant to this Agreement, has a fiduciary responsibility and duty to the Company, the Stockholders and the partners in the Operating Partnership.

6.           NO PARTNERSHIP OR JOINT VENTURE. The parties to this Agreement are not partners or joint venturers with each other and nothing herein shall be construed to make them partners or joint venturers or impose any liability as such on either of them.

7.           BANK ACCOUNTS. Service Provider may establish and maintain one or more bank accounts in the name of the Company or the Operating Partnership and may collect and deposit into any such account or accounts, and disburse from any such account or accounts any money on behalf of the Company or the Operating Partnership, under such terms and conditions as the Board may approve; provided, however, that no funds shall be commingled with the funds of Service Provider; and, upon request, Service Provider shall render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.

8.           RECORDS; ACCESS. Service Provider shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Directors and by counsel, auditors and authorized agents of the Company or the Independent Directors, at any time and from time to time. Service Provider shall at all reasonable times have access to the books and records of the Company and the Operating Partnership.

9.           LIMITATIONS ON ACTIVITIES.

(a)          Notwithstanding anything herein to the contrary, Service Provider shall refrain from taking any action which, in its sole judgment, or in the sole judgment of the Company or a majority of the Independent Directors, made in good faith, would (a) adversely affect the status of the Company as a REIT, unless the Board has determined that REIT qualification is not in the best interests of the Company and its Stockholders, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, or (c) violate in any material respect any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, the Operating Partnership or the Shares to the extent such violation could reasonably be expected to have an adverse effect on the Company or the Operating Partnership that is not immaterial, or otherwise not be permitted by the Articles of Incorporation or Bylaws, except, in all such cases, if such action shall be ordered by the Board, in which case Service Provider shall notify promptly the Board of Service Provider’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, Service Provider shall have no liability for acting in accordance with the specific instructions of the Board so given.

(b)          Service Provider shall not, and shall cause its Affiliates not to, acquire or offer to acquire any Property or other Asset from the Company, the Operating Partnership or any of their respective subsidiaries, including any Property or other Asset being disposed of pursuant to a Plan of Liquidation.

10.          FEES.

(a)          Asset Management Fee.

(i)  Beginning on March 1, 2017, the Company shall pay an Asset Management Fee to Service Provider as compensation for Services rendered by Service Provider and its Affiliates in connection with the management of the Company’s Assets in an amount equal to 0.325% per annum of the Cost of Assets (determined on a monthly basis on the first business day of each month); provided, however, that if the Cost of Assets exceed $3.0 billion on the applicable determination date, then the Asset Management Fee shall be equal to 0.325% per annum of the Cost of Assets up to $3.0 billion and 0.25% per annum of the Cost of Assets in excess of $3.0 billion.

(ii)  The Asset Management Fee shall be payable in advance in monthly installments on March 1, 2017 and thereafter on the first business day of each month, in the amount of 0.027083% of the Cost of Assets as of such date, provided, however, that if the Cost of Assets exceed $3.0 billion on the applicable determination date, the monthly installments shall be 0.027083% of the Cost of Assets up to $3.0 billion and 0.020833% of the Cost of Assets in excess of $3.0 billion.

(b)          Incentive Fee.

(i)  In connection with the payment of (x) Distributions during the term of this Agreement and (y) any other amounts paid to the Stockholders on account of their Common Shares in connection with a merger or other Change in Control transaction pursuant to an agreement with the Company entered into after the Transition Date (such Distributions and payments, the “Hurdle Payments”), in excess of $11.00 per share (the “Hurdle Amount”), when taken together with all other Hurdle Payments, the Company shall pay an Incentive Fee to Service Provider as compensation for Services rendered by Service Provider and its Affiliates in an amount equal to 10.0% of such excess; provided, however, that the Hurdle Amount shall be increased on an annualized basis by an amount equal to the product of (a) the Treasury Rate plus 200 basis points and (b) the Hurdle Amount minus all previous Hurdle Payments.

(ii)  The Incentive Fee shall be payable within two (2) business days of any applicable Hurdle Payment.

(c)          Transition Period Fee. On each of the Commencement Date and February 1, 2017, the Company shall pay a fee to Service Provider as compensation for consulting services rendered by Service Provider and its Affiliates prior to the Transition Date in an amount equal to $500,000.

(d)          Property Management Fee. If Service Provider or any of its Affiliates provides property management services, such services shall be provided at a rate of 1.75% of gross revenues, inclusive of all third party property management fees.

(e)          Exclusion of Certain Transactions.

(i)  If the Company or the Operating Partnership shall propose to enter into any transaction in which Service Provider or any Affiliate thereof has a direct or indirect interest, then such transaction shall be (A) approved by a majority of the Board (including a majority of the Independent Directors) not otherwise interested in such transaction as fair and reasonable to the Company and (B) on terms and conditions not less favorable to the Company or Operating Partnership, as applicable, than those available from unaffiliated third parties.

(ii)  Neither the Company nor the Operating Partnership shall make loans to Service Provider or any Affiliate thereof except loans to wholly owned subsidiaries of the Company. Neither Service Provider nor any Affiliate thereof shall make loans to the Company or the Operating Partnership, or to Joint Ventures, unless (A) approved by a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction as fair and reasonable to the Company or Operating Partnership, as applicable, and (B) no less favorable to the Company or Operating Partnership, as applicable, than comparable loans between unaffiliated third parties.

(iii)  The Company and the Operating Partnership may enter into Joint Ventures with Service Provider or its Affiliates, provided, however, that (A) a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction approves the transaction as fair and reasonable to the Company or Operating Partnership, as applicable, and (B) the investment by the Company or Operating Partnership, as applicable, is on substantially the same terms as those received by other joint venturers with unaffiliated third parties.

(iv)  If the Board elects to internalize any management services provided by Service Provider, neither the Company nor the Operating Partnership shall pay any compensation or other remuneration to Service Provider or its Affiliates in connection with such internalization of management services; provided, however, that nothing in this Section 10(d) shall create any right to (A) any assets, intellectual property, personnel or pipeline of assets of Service Provider or its Affiliates or (B) terminate the Agreement other than as set forth in Section 16 and provided, further, that, in connection with any such internalization, Service Provider shall be entitled to receive from the Company or the Operating Partnership within thirty (30) days following the effective date thereof any accrued Incentive Fee, calculated as of the most recent financial statements of the Company prepared in accordance with GAAP liquidation basis accounting.

(f)          Waiver of Certain Fees. Notwithstanding anything to the contrary in the first paragraph of Section 1 or in Section 19, Service Provider hereby waives any and all fees not expressly contemplated in this Section 10, including any acquisition, oversight, disposition or financing fee.

(g)          Audit Committee. The audit committee of the Board shall have the authority to review in advance the payment of fees to Service Provider pursuant to this Section 10.

11.          EXPENSES.

(a)          Expenses. In addition to the compensation paid to Service Provider pursuant to Section 10, the Company or the Operating Partnership shall pay directly or reimburse Service Provider for all the following expenses paid or incurred by Service Provider or its Affiliates in connection with the Services it provides to the Company and the Operating Partnership pursuant to this Agreement to the extent such expenses are reasonable and documented out-of-pocket expenses, provided, however, that all such expenses in respect of the period prior to the Transition Date shall not exceed $100,000:

(i)  Acquisition Expenses in connection with an acquisition approved by the Board;

(ii)  the actual cost of goods and services used by the Company and obtained from entities not Affiliated with Service Provider, including property management and leasing fees and expenses;

(iii)  fees and costs (including interest costs) payable to third parties incurred by Service Provider in connection with (A) loans to be made to the Company, the Operating Partnership or any of their subsidiaries, (B) negotiations with investment banking firms and broker-dealers on behalf of the Company, the Operating Partnership or any of their subsidiaries, or (C) loans obtained for the Company, the Operating Partnership or any of their subsidiaries;

(iv)  taxes and assessments on income of the Company or Assets;

(v)  costs associated with insurance required in connection with the business of the Company or by the Board;

(vi)  expenses of managing and operating Assets owned by the Company, other than those payable to Service Provider or an Affiliate of Service Provider;

(vii)  expenses in connection with payments to the Directors for attending meetings of the Board and Stockholders;

(viii)  expenses connected with payments of Distributions;

(ix)  expenses of organizing, converting, modifying, terminating or dissolving the Company, the Operating Partnership or any subsidiary thereof or revising, amending, modifying or terminating the Articles of Incorporation, Bylaws or governing documents of the Operating Partnership or any subsidiary of the Company or the Operating Partnership;

(x)  expenses of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing of annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xi)  audit, accounting and legal fees; and

(xii)  prior to the Transition Date, expenses in connection with any travel incurred in connection with providing the Services.

For the avoidance of doubt, Service Provider hereby acknowledges that no internal selling, general or administrative expense of Service Provider or its Affiliates, including salaries and wages, benefits or overhead, shall be due, payable or reimbursable to Service Provider or any of its Affiliates.

(b)          Payment of Expenses. Expenses incurred by Service Provider on behalf of the Company and the Operating Partnership and payable pursuant to this Section 11 shall be reimbursed no less than monthly to Service Provider.

(c)          Audit Committee. The audit committee of the Board shall have the authority to review in advance the payment of expenses to Service Provider pursuant to this Section 11.

12.         OTHER SERVICES. Should the Board request that Service Provider or any Affiliate thereof or any of their respective officers or employees render services for the Company and the Operating Partnership other than those set forth in Section 3, such services shall be separately compensated at such customary rates and in such customary amounts as are agreed upon by Service Provider and the Board, including a majority of the Independent Directors, subject to the limitations contained in Section 10(d) and the Articles of Incorporation, and shall not be deemed to be Services pursuant to the terms of this Agreement.

13.         TRANSITION SERVICES; PRIOR AGREEMENT.

(a)          During the Interim Period, Service Provider shall use its reasonable best efforts to cooperate with ARG, the Company and the Operating Partnership to enable an orderly transition of advisory services from ARG to Service Provider, to minimize any fees or expense reimbursement payable to ARG with respect to the foregoing and to obtain any assistance required from ARG with respect thereto and to the services set forth herein, including with respect to (a) maintaining a consistent level of personnel, processes, and technology sufficient to enable the Company and the Operating Partnership to comply in a timely manner with all of their respective financial, tax and legal reporting obligations, (b) maintaining the processes, systems, controls and procedures implemented to oversee, plan for and comply with such obligations, (c) maintaining the Company and the Operating Partnership’s information technology, cash management, treasury and other systems and services and (d) unless otherwise determined by a majority of the Independent Directors, retaining the Company and the Operating Partnership’s current third party services providers.

(b)          The Company hereby represents and warrants that a true and correct copy of the Prior Agreement has been provided to Service Provider. Service Provider hereby acknowledges receipt of the Prior Agreement and the terms thereof.

14.         OTHER ACTIVITIES OF SERVICE PROVIDER.

(a)          Except as set forth in this Section 14, nothing herein contained shall prevent Service Provider or any of its Affiliates from engaging in or earning fees from other activities, including the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by Service Provider or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, member, partner, employee or stockholder of Service Provider or any of its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other Person and earn fees for rendering such services; provided, however, that (i) Service Provider must devote sufficient resources to the Company’s business to discharge its obligations to the Company under this Agreement, (ii) Service Provider shall not provide any services to any other publicly traded REIT and (iii) Wendy Silverstein shall (A) devote substantially all of her professional time to the Company and the Operating Partnership; provided, however, that she shall be entitled to continue to serve as a director or trustee on such corporate and charitable boards as she currently serves as a director or trustee and such other boards as may be approved by the Board, and (B) not participate in any investment opportunity that becomes available to and is suitable for the Company, in each case, unless the Independent Directors remove her as chief executive officer in accordance with Section 3(e).

(b)          Service Provider shall (i) report to the Board the existence of, or change in, any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between Service Provider’s obligations to the Company and its obligations to or its interest in any other Person, including any business relationship with any Director, ARG or any lender to the Company, the Operating Partnership or their respective subsidiaries or with respect to any Property, and (ii) cooperate in good faith to eliminate or minimize any such conflict.

(c)          During the term of this Agreement, Affiliates of Service Provider shall hold at least 1,000,000 shares of Common Stock. Other than as set forth in the immediately preceding sentence, in no event shall Service Provider or any of its Affiliates (i) acquire or offer to acquire any Asset, whether in connection with a Plan of Liquidation or otherwise, or (ii) contribute debt or equity financing to, or otherwise invest in, the Company, the Operating Partnership or any of their respective subsidiaries.

(d)          In no event shall Service Provider or any of its Affiliates solicit for employment, employ or attempt to employ or divert any Director, employee or agent of the Company, the Operating Partnership or any of their respective subsidiaries, provided, however, that the foregoing shall not apply to (i) persons who have not been employed or engaged by the Company, the Operating Partnership or any of their respective subsidiaries or agents for a period of six months prior to such solicitation, employment or attempted employment or (ii) solicitations of employment not specifically directed at such persons (but no hiring pursuant thereto).

15.         TERM OF AGREEMENT. This Agreement shall continue in force until February 28, 2018 (the “Initial Term”) and thereafter shall renew automatically for successive six month periods (each, an “Automatic Renewal Term”) unless a majority of the Independent Directors or Service Provider elect to terminate this Agreement in accordance with Section 16 hereof; provided, however, that this Agreement shall terminate automatically at the effective time of the dissolution of the Company in accordance with a Plan of Liquidation or, if the assets of the Company are transferred to a liquidating trust, the final disposition of the assets transferred by the liquidating trust.

16.          TERMINATION BY THE PARTIES. This Agreement may be terminated at the expiration of the Initial Term or any Automatic Renewal Term by a majority of the Independent Directors or Service Provider, without Cause and without penalty, upon written Notice thirty (30) days’ prior to the end of such term. Notwithstanding the foregoing, this Agreement (a) shall terminate automatically upon a Change of Control, (b) may be terminated upon thirty (30) days’ written Notice by a majority of the Independent Directors with Cause and (c) may be terminated upon thirty (30) days’ written Notice by a majority of the Independent Directors if (i) Wendy Silverstein resigns or is otherwise unavailable to serve as the chief executive officer of the Company for any reason and (ii) Service Provider has not proposed a new chief executive officer who is ready, willing and able to serve as chief executive officer and is acceptable to a majority of the Independent Directors in the good faith exercise of their discretion. The provisions of Sections 18 through 30 (inclusive) of this Agreement shall survive any expiration or earlier termination of this Agreement.

17.         ASSIGNMENT TO AN AFFILIATE. This Agreement may be assigned by Service Provider to an Affiliate with the approval of a majority of the Directors (including a majority of the Independent Directors). This Agreement shall not be assigned by the Company or the Operating Partnership without the consent of Service Provider, except in the case of an assignment by the Company or the Operating Partnership to a Person which is a successor to all the assets, rights and obligations of the Company or the Operating Partnership, in which case such successor Person shall be bound hereunder and by the terms of said assignment in the same manner as the Company or the Operating Partnership, as applicable, is bound by this Agreement.

18.         PAYMENTS TO AND DUTIES OF SERVICE PROVIDER UPON TERMINATION.

(a)          Amounts Owed. After the Termination Date, Service Provider shall be entitled to receive from the Company or the Operating Partnership within thirty (30) days after the Termination Date all amounts then accrued and owing to Service Provider, including (i) any accrued Incentive Fee, calculated as of the most recent financial statements of the Company prepared in accordance with GAAP liquidation basis accounting, and (ii) all other its interest, if any, in the Company’s income, losses, distributions and capital by payment of an amount equal to the then-present fair market value of Service Provider’s interest.

(b)          Service Provider’s Duties. Service Provider shall promptly upon termination of this Agreement:

(i)  pay over to the Company and the Operating Partnership all money collected and held for the account of the Company and the Operating Partnership pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii)  deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, and all accrued compensation and reimbursement deducted pursuant to Section 18(b)(i), covering the period following the date of the last accounting furnished to the Board;

(iii)  deliver to the Board all assets, including all Assets, and documents of the Company and the Operating Partnership then in the custody of Service Provider; and

(iv)  cooperate with the Company and Board in making an orderly transition of advisory function.

19.         INCORPORATION OF THE ARTICLES OF INCORPORATION . Except as provided in Section 10(e), to the extent that the Articles of Incorporation imposes obligations or restrictions on Service Provider or grants Service Provider any rights which are not set forth in this Agreement, Service Provider shall abide by such obligations or restrictions and such rights shall inure to the benefit of Service Provider with the same force and effect as if they were set forth herein.

20.         INDEMNIFICATION BY THE COMPANY AND THE OPERATING PARTNERSHIP.

(a)          The Company and the Operating Partnership shall indemnify and hold harmless Service Provider and its Affiliates, as well as their respective officers (and persons serving as officers of the Company at the request of Service Provider or the Board), directors, equity holders, members, partners, stockholders, other equity holders and employees (collectively, the “Indemnitees,” and each, an “Indemnitee”), from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of New York or the Articles of Incorporation. Notwithstanding the foregoing, the Company and the Operating Partnership shall not provide for indemnification of an Indemnitee for any loss or liability suffered by such Indemnitee, nor shall they provide that an Indemnitee be held harmless for any loss or liability suffered by the Company and the Operating Partnership, unless all the following conditions are met:

(i)  the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company and the Operating Partnership;

(ii)  the Indemnitee was acting on behalf of, or performing Services for, the Company or the Operating Partnership;

(iii)  such liability or loss was not the result of negligence or misconduct by the Indemnitee; and

(iv)  such indemnification or agreement to hold harmless is recoverable only out of the Company’s Net Assets and not from the Stockholders.

(b)          Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company or the Operating Partnership for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such Indemnitee unless one or more of the following conditions are met:

(i)  there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee;

(ii)  such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or

(iii)  a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which Securities were offered or sold as to indemnification for violation of securities laws.

(c)          The Company or the Operating Partnership shall pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of final disposition of a proceeding only if: (i) the proceeding relates to acts or omissions with respect to the performance of Services on behalf of the Company or the Operating Partnership; (ii) the Indemnitee provides the Company or the Operating Partnership with a written affirmation of the Indenmitee’s good faith belief that the Indemnitee has met the standard of conduct necessary for indemnification by the Company or the Operating Partnership as authorized by this Section 20; (iii) the proceeding was initiated by a third party who is not a Stockholder or, if by a Stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and (iv) the Indemnitee provides the Company or the Operating Partnership with a written undertaking to repay the amount paid or reimbursed by the Company or the Operating Partnership, together with the applicable legal rate of interest, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct.

21.         INDEMNIFICATION BY SERVICE PROVIDER . Service Provider shall indemnify and hold harmless the Company and the Operating Partnership from contract or other liability, claims, damages, taxes or losses and related expenses, including reasonable attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of Service Provider’s bad faith, fraud, willful misfeasance, intentional misconduct, negligence or reckless disregard of its duties; provided, however, that Service Provider shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by Service Provider.

22.         NOTICES. Any notice, report or other communication (each a “Notice”) required or permitted to be given hereunder shall be in writing unless some other method of giving such Notice is required by the Articles of Incorporation or Bylaws, and shall be given by being delivered by hand, by courier or overnight carrier or by registered or certified mail to the addresses set forth below:

To the Company:		New York REIT, Inc.
405 Park Avenue
New York, New York 10022
Attention: Chief Executive Officer

with copies (which shall not constitute Notice) to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
	Attention:	Michael Choate
Steven Lichtenfeld

and:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
	Attention:	William D. Regner, Esq.

To the Operating Partnership:	New York Recovery Operating Partnership, L.P.
c/o New York REIT, Inc., its General Partner
405 Park Avenue
New York, New York 10022
	Attention:	Chief Executive Officer

with copies (which shall not constitute Notice) to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
	Attention:	Michael Choate, Esq.
Steven Lichtenfeld, Esq.

and:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
	Attention:	William D. Regner, Esq.

To Service Provider:	Winthrop REIT Advisors LLC
7 Bulfinch Place
Suite 500
Boston, Massachusetts 02114
	Attention:	Carolyn Tiffany

with a copy (which shall not constitute Notice) to:

Meltzer, Lippe, Goldstein & Breitstone, LLP
190 Willis Avenue
Mineola, New York 11501
	Attention:	David J. Heymann, Esq.

Any party may at any time give Notice in writing to the other parties of a change in its address for the purposes of this Section 22.

23.         MODIFICATION. This Agreement shall not be amended, supplemented, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or permitted assignees.

24.         SEVERABILITY. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

25.         GOVERNING LAW. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect, without regard to the principles of conflicts of laws thereof.

26.         ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

27.         NO WAIVER. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

28.         PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

29.         HEADINGS. The titles of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

30.         EXECUTION IN COUNTERPARTS. This Agreement may be executed (including by facsimile, PDF or other electronic transmission) with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

NEW YORK REIT, INC.

By:	/s/ Randolph C. Read
Name: Randolph C. Read
Title: Chairman

NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P.

By:	New York REIT, Inc. its General Partner

By:	/s/ Randolph C. Read
Name: Randolph C. Read
Title: Chairman

WINTHROP REIT ADVISORS LLC

By:	/s/ Carolyn B. Tiffany
Name: Carolyn B. Tiffany
Title: President

[Signature Page to Agreement]